Exhibit 5.1

BARITZ & COLMAN LLP
ATTORNEY’S AT LAW
OFFICES IN FLORIDA & NEW YORK
1075 Broken Sound Parkway, NW
Suite 102
Boca Raton, Florida  33487
Phone:  561.864.5100
Facsimile:  561.864.5101

April 18, 2008

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL  33483

Re:  Registration Statement Form S-8

Ladies and Gentlemen:

Celsius Holdings, Inc., a Nevada corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 16,046,956 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Elite FX, Inc. Incentive Stock Plan (as amended to the date hereof, the “Plan”), as described in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.  Based on the foregoing, we advise you that, in our opinion, when the Common Stock has been duly issued and delivered in accordance with the terms and conditions of the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,
/s/  Baritz & Colman LLP
Baritz & Colman LLP